Exhibit 23.3
CONSENT OF MURRELL, HALL, MCINTOSH & CO PLLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Form S-4 Registration Statement (Registration No. 333) of Alliance HealthCard, Inc. and to the incorporation by reference therein of our report dated January 14, 2008, with respect to the financial statements of Alliance HealthCard, Inc. as of September 30, 2007, and for the year ended September 30, 2007 as included in the Company’s Annual Report on Form 10-KSB as of September 30, 2008.
/s/ Murrell, Hall, McIntosh & Co PLLP
Oklahoma City, Oklahoma
January 17, 2009